EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-239400) pertaining to the Amended and Restated Option Plan, the 2020 Equity Incentive Plan and the 2020 Employee Share Purchase Plan of Repare Therapeutics Inc. of our report dated March 4, 2021, with respect to the consolidated financial statements of Repare Therapeutics Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Montreal, Canada

March 4, 2021